Exhibit 10.22

FINAL FORM

SERVICE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Effective Date of the Employment Agreement (the “Grant Date”), by and among RACKSPACE TECHNOLOGY, INC., a Delaware corporation (the “Company”), and Kevin Jones (the “Grantee”).

WHEREAS, the Company, acting through a Committee (as defined in the Company’s Equity Incentive Plan (the “Plan”)), has granted to the Grantee, effective as of the date of this Agreement, an award of Restricted Stock Units (the “RSUs”) under the Plan in respect of shares of Common Stock (as defined in the Plan) on the terms and subject to the conditions set forth in this Agreement and the Plan.

WHEREAS, the Grantee shall be employed with the Company pursuant to a written employment agreement (“Employment Agreement”).

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Article VII). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Grantee upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

Section 2. Grant of RSUs. On the terms and subject to the conditions of the Plan and this Agreement, the Company hereby grants to the Grantee RSUs in the amount set forth on the signature page hereto. The RSUs shall be credited to a book entry account maintained for the Grantee on the books of the Company. Upon a Termination of Relationship due to the Grantee’s resignation without Good Reason (as defined below), the unvested portion of the RSUs (i.e., that portion that does not constitute Vested RSUs) shall terminate.

Section 3. Vesting. Subject to the Grantee’s continued employment or other service relationship with the Company or its Subsidiaries through each applicable vesting date (except as otherwise provided in this Section 3), all RSUs shall become non-forfeitable (when a RSU becomes non-forfeitable, a “Vested RSU”) according to the following provisions:

(a) One-third (1/3) of the RSUs shall become Vested RSUs on each of the first three (3) anniversaries of the Grant Date; provided, however, that:

(i) all of the RSUs shall immediately become Vested RSUs on the third (3rd) monthly anniversary of a Change in Control; and

(ii) if a Termination of Relationship occurs at any time other than by the Grantee without Good Reason, all of the RSUs shall immediately become Vested RSUs as of the date of such Termination of Relationship.

(b) Notwithstanding anything contained herein to the contrary, the RSUs shall cease vesting as of the date of the Grantee’s Termination of Relationship with the Company or any of its Subsidiaries due to a resignation by the Grantee without Good Reason and no portion of the RSUs that are not Vested RSUs as of such time shall become Vested RSUs thereafter (i.e., the portion of the RSUs that are not Vested RSUs shall be forfeited immediately).

(c) “Good Reason” when used in connection with the Termination of Relationship of the Grantee, shall have the same meaning ascribed to such term in the Grantee’s Employment Agreement.

Section 4. Settlement; Investor Rights Agreement. Each Vested RSU shall be settled as promptly as reasonably practicable following the applicable vesting date (but in any event by March 15 of the year following the year in which such applicable vesting date occurs). As a condition to the delivery of all or any portion of the Shares underlying the RSUs, the Grantee shall be required to become a party to the Investor Rights Agreement and agree to be bound by the terms thereof. The Grantee acknowledges being provided with a copy of the Investor Rights Agreement.

Section 5. Restrictive Covenants. The Grantee acknowledges and agrees that by accepting the RSUs issued hereunder, the Grantee remains bound by, and shall abide by, the covenants set forth in Section 5 of that certain Non-Qualified Stock Option Agreement, dated as of the date hereof, in addition to any other representations, warranties, and covenants set forth in (but subject to any exceptions set forth in) any Service Agreement or other document required by the Committee with respect to such grant.

Section 6. Restriction on Transfer. Except for transfers to an Affiliate (determined as if the Grantee were a Holder, as defined in the Investor Rights Agreement) for estate planning purposes, the RSUs may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Grantee. The RSUs shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect. The Company agrees that the Grantee shall be treated as an Other Shares Holder under Section 10.1 of the Investor Rights Agreement with respect to the Shares acquired upon settlement of the RSUs.

Section 7. Grantee’s Employment or Other Service Relationship. Nothing in the RSUs shall confer upon the Grantee any right to continue the Grantee’s employment or other service relationship with the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates or stockholders, as the case may be, to terminate the Grantee’s employment or other service relationship with the Company or its Affiliates or to increase or decrease the Grantee’s compensation at any time. The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive any other grant of other Awards under the Plan in the future. The grant of the RSUs does not form part of the Grantee’s entitlement to remuneration or benefits in terms of his or her employment or other service relationship with the Company or any Subsidiary.

Section 8. Repurchase. Shares acquired upon the settlement of Vested RSUs may be repurchased pursuant to the terms of the Investor Rights Agreement.

For purposes of this Section 8, the Investor Rights Agreement shall be modified as follows:

Within ten (10) days following receipt of a Repurchase Notice (as defined in the Investor Rights Agreement), the Grantee (including for all purposes hereof the representative of the Grantee’s estate) may by written notice to the Company require that Fair Market Value of the Common Stock (as defined in the Investor Rights Agreement) be determined by an appraisal performed by a qualified independent appraiser, selected by mutual agreement of the Company and the Grantee, and the Fair Market Value of the Common Stock as determined by such appraisal shall be binding on both parties. If the parties are unable to agree on an appraiser within thirty (30) days of the Grantee’s notice to the Company, then within seven (7) days, each party shall submit the names of four nationally-recognized firms that are engaged in the business of valuing non-public securities, and each party shall be entitled to strike two names from the other party’s list of firms, and the appraiser shall be selected by lot from the remaining four appraisal firms. If the Grantee does not comply with the Grantee’s obligations in this Section 8 regarding the selection and appointment of the appraiser, the Grantee shall be deemed to have agreed to the Board’s determination of Fair Market Value of the Common Stock notwithstanding the Grantee’s disagreement therewith. The Company shall initially pay for the cost of the appraisal; provided, however, that if the Fair Market Value of the Common Stock as determined by the appraisal does not exceed the Fair Market Value of the Common Stock as initially determined by the Company by at least ten percent (10%), the cost of the appraisal shall be borne by the Grantee and such cost shall be recovered from an offset and reduction from the purchase price paid to the Grantee.

Section 9. Taxes. Settlement of the RSUs shall be subject to the Grantee satisfying all applicable U.S. federal, state and local income tax withholding obligations and non-U.S. tax obligations, and none of the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Grantee (or any beneficiary) harmless from any or all of such taxes. The Company shall have the right and is hereby authorized to deduct from any amounts payable to the Grantee in connection with the RSUs or otherwise the amount of any applicable taxes, and the Company may take any such other action as it or the Committee deems necessary to satisfy all obligations for the payment of such taxes. In addition, the Grantee shall have the right to require the Company to deduct and withhold from the Shares otherwise distributable upon the settlement of RSUs, in satisfaction of all such tax obligations, a number of Shares with a value equal to the amount deemed necessary by the Committee to satisfy all such tax obligations.

Section 10. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by facsimile, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at its current executive offices.

with a copy (which shall not constitute notice) to:

Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Fax: (646) 607-0546

Attention: David Sambur

and a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Fax: (212) 757-3990

Attention: Taurie M. Zeitzer

If to the Grantee, to him at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally recognized overnight courier, on the next business day after the date sent, (c) in the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent) and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 11. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 12. Grantee’s Undertaking. The Grantee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Grantee pursuant to the express provisions of this Agreement and the Plan.

Section 13. Modification of Rights. The rights of the Grantee are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the RSUs granted hereby). Notwithstanding the foregoing, the Grantee’s rights under this Agreement, his Employment Agreement or the Plan may not be impaired without the Grantee’s consent.

Section 14. Governing Law.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY SERVICE AGREEMENT, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(b) Intentionally omitted.

Section 15. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 16. Entire Agreement. This Agreement, the Grantee’s Employment Agreement, the Plan (and the other writings referred to herein), and the Investor Rights Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 17. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 18. Enforcement. In the event the Company or the Grantee institutes litigation to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.

Section 19. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent that it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Service-Based Restricted Stock Unit Award Agreement as of the date first written above.

RACKSPACE TECHNOLOGY, INC.

By:
Name:
Title:

GRANTEE

Kevin Jones

Residence Address:

Number of Shares of Common Stock

subject to RSUs: [        ]1

[1]	Note to Draft: Insert number of shares of common stock in Parent equal to $5.5 million as of the Grant Date.

{Signature Page to Service-Based Restricted Stock Unit Award Agreement}